Execution Copy

Loan Agreement

Dated as of September 1st , 2012

By and between:
HOMI Industries Ltd, an Israeli company, #512805193, whose address for the purposes of this Agreement shall be Merkazim A Building, 1 Aba Eben Street, 3rd Floor, Herzliya Pituach Herzliya Pituach 46725, Israel; Fax: +972-9-9728626, e-mail: jackronnel@my-homi.com, with a mandatory copy to Reif & Reif Law Offices, e-mail: Mail@ReifLaw.com (“HOMI”);

And:
Bahry Business and Finance (1994) Ltd, an Israeli company, #511939670, whose address for the purposes of this Agreement shall be c/o Avraham Bahry, 1 Gan Hashikmim St., Savion 56905, Israel, email: Avraham@bahry.co.il (“Lender”);

Whereas:
HOMI owns a turnkey computerized mini-bar system, including 116 HOMI® 330 computerized minibars, a central unit and a license to HOMI® software, which HOMI’s affiliate, HOMI Israel Ltd (the “Affiliate”), which is under common control as HOMI, installed at Leonardo Rehovot (the “Hotel” and the “Minibar System”, respectively), and operates under an outsource operation agreement between the Affiliate and the Hotel (the “Operation” and the “Outsource Agreement”, respectively), of which a copy is attached hereto as Exhibit A’; and

Whereas:	Lender loaned NIS 850,000 to HOMI, pursuant to an agreement dated January 8, 2012 (the “January Loan” and the “January Agreement”, respectively); and

Whereas:	Lender loaned NIS 1,125,000 to HOMI, pursuant to an agreement dated December 15, 2011 (the “December Loan” and the “December Agreement”, respectively); and

Whereas:
Pursuant to an agreement between the Parties, dated as of the date hereof, Lender recycled a portion of the January Loan, leaving a balance of NIS 40,771.- that is still subject to the January Agreement (the “January Loan Balance”); and

Whereas:
In accordance with the terms of the December Agreement, HOMI has paid all the interest and index-linkage payments on the December Loan that have accrued up until June 30, 2012 and will also pay to Lender, by or soon after the date hereof,  the interest and index-linkage payments for the period July 1, 2012 through August 31, 2012, but has not repaid any of the principal of the December Loan, such that the remaining total amount outstanding and owed to Lender by HOMI, under the December Agreement, is, as of the date hereof, equal to the original principal of the December Loan, namely, NIS 1,1250,000; and

Whereas:
Pursuant to the January Agreement and the December Agreement, HOMI was scheduled to repay the principal on the January Loan and the December Loan over a period of less than two years, between April 1, 2014 and January 1, 2016; and

Whereas:
HOMI has requested that Lender, which is owned by the Chairman of HOMI, renew the January Loan Balance and a portion of the December Loan, under the terms set forth in this Agreement below, in accordance with the “New Business Model” pursuant to which HOMI has taken loans from other third parties in recent years, for repayment over a substantially longer period than pursuant to the Previous Agreement; and

Whereas:	Lender is willing to so renew the January Loan Balance and a portion of the December Loan, all subject to and in accordance with the terms of this Agreement;

Therefore, the parties have made condition and agreed as follows:

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Loan Agreement – Leonardo Rehovot
HOMI Industries – Bahry Business & Finance
Execution Copy

1.	The Loan

1.1
Upon the terms and conditions set forth in this Agreement, Lender agrees to loan to HOMI the principal amount of $54,520.- (fifty four thousand, five hundred twenty US Dollars) (the “Loan”), being equivalent to $470 for each minibar in the Minibar System, it being understood that this amount was computed on the basis of said units having already been operational at the hotel for a term prior to this Agreement, whereas if they had been installed brand new at the date hereof, the amount of loan would have been $500 per minibar.

1.2	The Loan will be deemed made to HOMI as of September 1, 2012 (the “Effective Date”), in the following manner:

a.
At HOMI’s request, Lender agrees to recycle all of the January Loan Balance, in the amount of NIS 40,771.-, plus a portion of the December Loan, such portion being in the amount of NIS 178,836.- (the “December Loan Portion”), which is equal to the sum of the Loan, multiplied by the Representative Dollar/Shekel Exchange Rate ($1 = NIS 4.028), as known at the close of business on the Effective Date, less the January Loan Balance, such that, as of the Effective Date, HOMI shall be deemed to have fulfilled all of its obligations under the January Agreement, and all of its obligations, with respect to the December Loan Portion, under the December Agreement, and both the January Loan Balance and the December Loan Portion shall concurrently be deemed re-loaned to HOMI by Lender, under the terms set forth herein, instead of the terms set forth in the January Agreement and the December Agreement.

b.
The balance of the December Loan, in the amount of NIS 946,164.-, namely, the December Loan less the December Loan Portion, as governed by the December Agreement, will not be affected by this Agreement, but, for the sake of good order and clarity, it is hereby stated that it is the Parties’ intention to recycle part of that balance also, pursuant to a separate agreement that will be entered into by and between the Parties, concurrently with the execution of this Agreement.

2.	Repayment

2.1	HOMI undertakes to repay the entire Loan, in the manner set forth below.

2.2	On a monthly basis, for each month of the Operation, commencing as of the Effective Date:

a.
HOMI will deliver to Lender a copy of its Affiliate’s monthly invoices to the Hotels in respect of the full amount of monthly net revenues from the Operations (“HOMI’s Invoices to the Hotels”), which the Hotels are obliged to pay to the Affiliate under the Outsource Agreement (“Net Revenues from Hotels”).

b.
From the sum equal to the Net Revenues from Hotels, HOMI will deduct: (i) the cost of goods being sold via the Minibar Systems, with no margin to HOMI, (ii) Operation’s direct labour costs, (iii) maintenance fees of $0.06 per minibar per day, and (iv) a management fee of 8% of Net Revenues from Hotels (collectively, “Operational Payments”). The aforementioned maintenance fees are all-inclusive, and in return HOMI will take whatever action is needed, including parts and labour, to maintain the Minibar Systems in normal working condition.

c.
If Net Revenues from Hotels, as collected by HOMI’s Affiliate, exceed Operational Payments by at least $1,453, then HOMI will pay to Lender a sum equal to 60% of all such excess, towards repayment of the Loan.

d.	If Net Revenues from Hotels, as collected by HOMI’s Affiliate, exceed Operational Payments by more $872 but less than $1,453, then HOMI will pay to Lender exactly $872 towards repayment of the Loan.

e.
If Net Revenues from Hotels, as collected by HOMI’s Affiliate, exceed Operational Payments by less than $872, then HOMI will pay to Lender a sum equal to 100% of all such excess, towards repayment of the Loan.

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Loan Agreement – Leonardo Rehovot
HOMI Industries – Bahry Business & Finance
Execution Copy

f.	If Net Revenues from Hotels, as collected by HOMI’s Affiliate, do not exceed Operational Payments, then no payment will be made to Lender for that month.

g.
Payments to Lender as set forth above will be effected on the 30th of the calendar month following the month for which payment is being made, by means of swift wire transfer to Lender’s account No. 347379 in Bank Hapoalim Lincoln branch (772) Tel Aviv or any other account as directed in writing, from time to time, by Avraham Bahry or by Guy Bahry, I.D. 028941136.

2.3
The provisions of Sections 2.2c, 2.2d and 2.2e above shall only apply for the first 8.5 years of this Agreement (the “Initial Term”). Thereafter, HOMI will pay to Lender a sum equal to 60% of the entire amount by which Net Revenues from Hotels shall exceed Operational Payments, if at all.

2.4	A sample spreadsheet showing key elements of the mechanism for implementation of the provisions of this Section 2 above, is attached hereto as Exhibit B’.

2.5
HOMI shall continue to effect the payments to Lender pursuant to Section 2.2 above, for as long as the Operation continues in respect of the Minibar System. If and when the aggregate total of such repayments exceeds the principal of the Loan, such repayments shall be deemed interest on the Loan, up to and including a sum equivalent to annual interest of 8%, and thereafter will be deemed additional interest, in respect of which Lender shall deliver a monthly invoice to HOMI.

2.6
If the Outsource Agreement is terminated during an initial term of 9 years from the Effective Date (the “Initial Term”) and the Minibar System removed from the Hotel, then HOMI will, at its own cost, reinstall the Minibar System at one or more other hotels at which the Minibar System will have equivalent revenue earning capacity as in the Hotel, as soon as possible and in any event within 6 months of its removal from the Hotel.

2.7
If reinstallation was not performed within said 6 months, then HOMI shall be obliged, at any time during the following 3 months, to transfer the fixed charge being granted to Lender under Section 5.1 below, to other installed minibars, of equivalent value and revenue earning capacity, and such other minibars will then form the basis for the computations as set forth in Section 2.2 above.

3.	Specified Purpose of Loan

3.1
The Parties hereby confirm and agree that HOMI requested the Loan for the sole purpose of using all of said Loan to finance its activity in the ordinary course of business, including making financing available to one or more of its subsidiaries and/or affiliates, to finance their activity in the ordinary course of business (the “Specified Purpose”).

3.2	HOMI hereby undertakes to use the Loan solely for the Specified Purpose and not to use any part of the Loan for any purpose other than the Specified Purpose.

3.3
HOMI hereby recognizes and acknowledges that Lender’s consent to make the Loan to HOMI in accordance with the terms hereof is inter alia subject to and in reliance upon HOMI’s undertaking as set forth in Section 3.2 above, which is a fundamental condition of this Agreement.

4.	Events of Default

The occurrence and continuation of any of the following events shall be considered an Event of Default upon the occurrence of which the entire unpaid balance of the Loan, and all reasonable costs of collection, including reasonable attorney fees and expenses, shall become immediately due and payable:

4.1
HOMI shall fail to make any payment which it is obliged to make under the terms of this Agreement and such failure is not fully remedied within thirty (30) days of HOMI’s receiving written notice from Lender of the occurrence thereof;

4.2
for the avoidance of doubt it is hereby stipulated and emphasized that it is the fundamental obligation and undertaking of HOMI to repay the Loan, in its entirety, and failure by HOMI to repay the Loan in its entirety shall be considered an Event of Default, regardless of the reason for such failure;

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Loan Agreement – Leonardo Rehovot
HOMI Industries – Bahry Business & Finance
Execution Copy

4.3
HOMI shall default in the performance of any material covenant or obligation contained herein and such default is not remedied within thirty (30) days of HOMI’s receiving written notice from Lender of the occurrence thereof;

4.4	HOMI uses and/or attempts and/or permits use of the Loan, or any part thereof, for any purpose other than the Specified Purpose;

4.5
any representation or warranty made by or on behalf of HOMI to Lender, howsoever in connection with the Loan and/or this Agreement, shall at any time prove to have been materially incorrect or misleading;

4.6
any judgment materially affecting the ability of HOMI to repay the Loan and pay the Interest shall be entered against HOMI or any attachment, levy or execution against a substantial portion of its properties shall remain unpaid, or shall not be released, discharged, dismissed, suspended or stayed for a period of thirty (30) days or more after its entry, issue or levy, as the case may be;

4.7
any proceedings seeking to declare HOMI bankrupt, or insolvent, or seeking liquidation, winding up, reorganization, arrangement with creditors, composition of debts or any other similar proceedings shall be initiated against HOMI, and such proceeding shall not be dismissed within thirty (30) days;

4.8	any event shall occur materially adversely affecting the ability of HOMI to repay the Loan under the terms of this Agreement.

5.	Security and Collateral

5.1
As security and collateral for the full and timely repayment of the Loan pursuant to this Agreement, HOMI will, promptly upon execution of this Agreement, encumber the Minibar System by registering a first degree fixed charge over the Minibar System, in favour of the Lender and will take such action as is required in order to give this fixed charge full effect, including by means of its being reported and registered with the appropriate authorities, with a copy to Lender. The fixed charge will be effected by means of a Deed of Pledge, substantially in the form that is attached hereto as Exhibit C’. This fixed charge will remain in force until the Loan has been repaid in full, at which time Lender will cooperate with HOMI in the cancellation and removal of the fixed charge.

5.2
Upon the occurrence of an Event of Default, and for as long as said Event of Default remains uncured, Lender may, without prejudice to any and all other rights, remedies and/or relief to which Lender may be entitled by law, exercise and realize any and all security interests and/or collateral granted to Lender by HOMI pursuant to the terms hereof, including the security and collateral as set forth in Section 5.1 above, without in any way derogating from HOMI’s obligation to pay to Lender any and all sums still owed by HOMI to Lender pursuant to the terms hereof even after said actions by the Lender.

5.3
HOMI hereby recognizes, acknowledges and agrees that Lender may, at any particular time, hold various forms of security and/or collateral in respect of the Loan, whether received from HOMI or from any third party, including the security and collateral as set forth in Section 5.1 above (all such security and collateral being termed hereinafter, the “Collateral”), and that Lender’s rights herein with respect to the security and collateral as set forth in Section 5.1 above shall remain in full force and effect regardless of, and in addition to, any other Collateral then held by Lender, and Lender shall have full and absolute discretion as to the order and/or nature in which it exercises and/or realizes its rights in the Collateral, if at all, and as to the timing of any such exercise and/or realization, and HOMI hereby waives any and all claims, demands and/or actions, of any kind whatsoever, against Lender, in this regard.

5.4
HOMI undertakes, from time to time forthwith upon a Lender’s demand, in order to guarantee Lender’s rights with respect to any current and/or and future creditors, to take any action and sign any instrument and/or form and/or agreement as per Lender’s request, in the event Lender and/or HOMI believes that any laws by which it or its assets are bound require such action or signature in order to accord full validity to the Collateral, against the whole world.

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Loan Agreement – Leonardo Rehovot
HOMI Industries – Bahry Business & Finance
Execution Copy

6.	HOMI’s General Covenants

6.1
HOMI shall keep proper records and books of account in accordance with generally accepted accounting principles consistently applied, and shall maintain, preserve and keep all of its properties and assets in good working order and condition, subject to ordinary wear and tear.

6.2
HOMI shall conduct its affairs in such manner as is appropriate for the subsidiary of a public company whose shares are traded on the New York OTCQB, and in accordance with all laws and regulations by which it is bound.

6.3	HOMI shall provide Lender with monthly reports of actual performance of the Minibar System at the Hotel.

7.	Representations and Warranties

HOMI hereby represents and warrants to Lender as follows:

7.1
that it is duly organized and existing under the laws of the jurisdiction in which it was incorporated, with the requisite corporate or other power to own and operate its properties and assets, and to carry on its business as presently conducted and to execute and perform its obligations under this Agreement;

7.2
that this Agreement is valid and binding upon it and it is bound by it and obliged to act in accordance with its terms; and that the execution and performance by it of this Agreement, and compliance therewith, and the consummation of the transactions contemplated by this Agreement will not result in any violation of and will not conflict with, or result in a breach of any of the terms of, or constitute a default under, any document, other obligation, law, regulation or order to which it is or will be party or by which it is or will be bound;

7.3
that all actions on its part and on the part of its directors, required for the authorization, execution, and performance by it, of this Agreement, and the consummation of all the transactions contemplated herein, have been obtained, or that they will be obtained within 30 days of the date hereof.

8.	Miscellaneous

No Amendment to this Agreement, or any part thereof, shall be valid or binding upon the Parties unless drawn up in writing and signed by both Parties. The Preamble, and any Appendices, Exhibits or Schedules to this Agreement, constitute an integral part hereof. The headings used in this Agreement are for convenience of reference only and will not be used in the construction of this Agreement. Any use of the word “including” in this Agreement shall be construed as meaning “including, without limitation”, unless expressly stipulated to the contrary. All pronouns contained herein, and any variations thereof, shall be deemed equally to refer to the masculine, feminine or neutral, singular or plural, as the context may require. No principle of construction against the drafter shall apply in any way to this Agreement or any of the Exhibits, Appendices and/or Schedules attached hereto. No failure or delay on the part of any Party in exercising any right and/or remedy to which it may be entitled hereunder and/or by law shall operate as a waiver by that Party of any right whatsoever. No waiver of any right under this Agreement shall be deemed as a waiver of any further or future right hereunder, whether or not such right is the same kind of right as was waived in a previous instance. In case any provision of the Agreement shall be declared invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and shall continue in full force and effect. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and replaces any previous agreements between the Parties, if at all, whether written or verbal, pertaining to any of the subject-matter hereof. This Agreement shall be deemed to have been made and concluded in Israel and the construction, validity and performance of this Agreement shall be governed by the laws of Israel without giving effect to the conflicts of law principles thereunder. By their execution hereof, the parties irrevocably agree to submit all disputes arising hereunder to the jurisdiction of the competent courts of Tel-Aviv, Israel. Notices sent by one Party to the other under this Agreement will be sent by registered mail to the addresses specified in the Preamble, delivered by hand, transmitted by fax, or sent by e-mail or other electronic means of communication and will be deemed to have reached their destination within 3 days of being deposited with the Post Office for dispatch as registered mail (7 days in the case of air mail), upon actual delivery when delivered by hand, and upon receipt of the recipient’s confirmation of receipt when sent by fax, e-mail or other electronic means of communication. This Agreement may be executed in any number of counterparts, in original or by facsimile, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute one and the same agreement.

In witness whereof the Parties have executed this

Loan Agreement on the date first above written:

_______________________________ HOMI Industries Ltd	________________________________ BAHRY BUSINESS AND FINANCE (1994) LTD